UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 28, 2020

DZS INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-32743	22-3509099
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

5700 Tennyson Parkway, Suite 400

Plano, TX 75024

(Address of Principal Executive Offices, Including Zip Code)

(469) 327-1531

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value	DZSI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)	Departure of Directors

On December 28, 2020, Mr. Rolf Unterberger and Mr. Seong Gyun Kim each resigned from their position as a Director of DZS Inc. (the “Company”), which resignations were effective on December 31, 2020.  Neither Mr. Unterberger’s nor Mr. Kim’s resignation was the result of any disagreement between the Company and either of them on any matter relating to the Company’s operations, policies or practices.

(d)	Election of Directors

On December 29, 2020, the Board of Directors of the Company (the “Board”) elected, effective January 1, 2021, Ms. Barbara Carbone and Mr. Matthew W. Bross to serve as Directors of the Company.  Ms. Carbone will fill the Class I vacancy created by the resignation of Mr. Kim and will serve until the Company’s annual meeting of stockholders to be held in 2023.  Mr. Bross will fill the Class II vacancy created by the resignation of Mr. Unterberger and will serve until the Company’s annual meeting of stockholders to be held in 2021.

Ms. Carbone is a recognized business leader and audit partner with deep expertise across the software, media, consumer products, manufacturing and financial spaces. For nearly 40 years, she contributed to KPMG’s market share growth with Fortune 1000 companies. Ms. Carbone’s experience transforming businesses through mergers and acquisitions, workforce management, divestitures, spinoffs, IPOs, and navigation of public and private markets has given her a diverse and valuable perspective. She is currently a board member for TrueCar Inc. and Side by Side Services. She is also a Board of Trustee member of Exploratorium.

Mr. Bross is a global telecom and technology pioneer – having previously served as CEO of BT Innovate, Global CTO and President of Huawei Technologies, and CTO of Williams Communications (Lumen). Today, he serves on the boards of Axellio Inc. and Rift.io, leading-edge companies in edge computing, cyber security and virtualization, and is the Chairman of the Global Information Infrastructure Commission (GIIC). Mr. Bross has previously served on the board of Sonus Networks (Ribbon Communications), the East West Institute, the Alliance for Telecommunications Industry Solutions (ATIS), and CTIA, the trade association representing the U.S. wireless communications industry. He is a Cambridge University Pembroke College, William Pitt Fellow, and a global advisor regarding 5G, IOT, Blockchain, AI, and Virtualization. Mr. Bross is also a Member of IEEE Future Technology Committee and he formerly led the World Economic Forum "Technology Pioneer Program."

Ms. Carbone will serve on the Audit Committee and the Compensation Committee of the Board.  Mr. Bross will serve on the Compensation Committee and the Corporate Governance and Nominating Committee of the Board.  Both Ms. Carbone and Mr. Bross will participate in the Company’s non-employee director compensation program, as described in the Company’s Schedule 14A dated April 16, 2020, and will also enter into the Company’s standard indemnity agreement for directors and executive officers.

There are no arrangements or understandings between Ms. Carbone or Mr. Bross and any person pursuant to which Ms. Carbone and Mr. Bross were selected as directors of the Company. Neither Ms. Carbone nor Mr. Bross has been a party to, or had a direct or indirect material interest in, any transaction to which the Company is a participant since January 1, 2020, and there is no such transaction currently proposed.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated January 4, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 4, 2021	DZS Inc.

	By:	/s/ Thomas J. Cancro
Thomas J. Cancro
Chief Financial Officer